EXHIBIT 16.1

April 27, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F (“Change in Registrants Certifying Accountants”) of the 2011 Form 20-F of Companhia Siderúrgica Nacional and are in agreement with the statements contained in the first, second, third, fourth, and fifth  paragraphs therein. We have no basis to agree or disagree with the statements of the registrant contained in the sixth paragraph therein.

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes